Exhibit 99.01


                    ADELPHIA ANNOUNCES PUBLIC STOCK OFFERING


Coudersport, PA, September 16, 1999 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today that it is filing a supplement to its shelf registration statement with the Securities and Exchange Commission for a public offering of approximately $400,000,000 in shares of Class A Common Stock. The offering will be made only by means of a prospectus.

The preliminary prospectus supplement provides that Salomon Smith Barney will serve as Joint Lead Manager and Sole Book Runner and Credit Suisse First Boston and Goldman, Sachs & Co. will serve as Joint Lead Managers, with Bank of America Securities LLC, Donaldson, Lufkin and Jenrette, Lehman Brothers, Merrill Lynch & Co., Morgan Stanley Dean Witter, CIBC World Markets, Credit Lyonnais Securities
(USA) Inc., First Union Capital Markets Corp. and SG Cowen serving as Co-Managers for the offering.

Adelphia Communications Corporation is one of the largest cable television operator in the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contact:  Timothy J. Rigas, Executive Vice President and Chief Financial Officer
           of Adelphia, (814) 274-9830.